Exhibit 99.B.d.(xvi)

SCHRODER SERIES TRUST

AMENDED AND RESTATED MANAGEMENT CONTRACT

This Amended and Restated Management Contract (the “Contract”) dated as of February 10, 2017 is between SCHRODER SERIES TRUST, a Massachusetts business trust (the “Trust”), on behalf of Schroder Emerging Markets Small Cap Fund and Schroder Short Duration Bond Fund (each, a “Fund”), and Schroder Investment Management North America Inc., a Delaware corporation (the “Manager”).  This Contract amends and restates the Management Contract between the Trust, on behalf of the Fund, and the Manager dated as of August 6, 2015.

WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed as follows:

1.                                     INVESTMENT ADVISORY SERVICES.

(a)  The Manager, at its expense, will furnish continuously an investment program for each Fund, will determine what investments shall be purchased, held, sold, or exchanged by each of the Funds and what portion, if any, of the assets of a Fund shall be held uninvested and shall, on behalf of each Fund, make changes in the Fund’s investments.  In the performance of its duties, the Manager will comply with the provisions of the Agreement and Declaration of Trust and the Bylaws of the Trust and each Fund’s stated investment objectives, policies, and restrictions, and will use its best efforts to safeguard and promote the welfare of the Trust and to comply with other policies which the Trustees may from time to time determine and shall exercise the same care and diligence expected of the Trustees.

(b)  The Manager, at its expense, except as such expense is paid by the Trust as provided in Section 1(d), will furnish all necessary investment and related management facilities, including salaries of personnel, required for it to execute its duties faithfully.  The Manager will pay the compensation, if any, of certain officers of the Trust carrying out the investment management and related duties provided for by this Contract.

(c)  The Manager shall place all orders for the purchase and sale of portfolio investments for each Fund’s account with brokers or dealers selected by the Manager.  In the selection of such brokers or dealers and the placing of such orders, the Manager shall use its best efforts to obtain for each Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below.  In using its best efforts to obtain for each Fund the most favorable execution available, the Manager, bearing in mind the Trust’s best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience, and financial stability of the broker or dealer involved, and the quality of service rendered by the broker or dealer in other transactions.  Subject to such policies as the Trustees of the Trust may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission that another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to each Fund and to other clients of the Manager as to which the Manager exercises investment discretion.  The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended.

(d)  The Manager shall not be obligated to pay any expenses of or for the Trust or any Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 2.

2.                                     EXPENSES.

a)             Subject to any agreement by the Manager or other person to reimburse any expenses of the Trust that relate to any Fund, the Trust shall be responsible for and assume the obligation for payment of all of its expenses, including:

a.              the fee payable under Section 4 hereof;

b.              any fees payable to the Manager;

c.               expenses of issue, repurchase and redemption of shares;

d.              interest charges, taxes and brokerage fees and commissions;

e.               premiums of insurance for the Trust, its Trustees and officers and fidelity bond premiums;

f.                fees, interest charges and expenses of third parties, including the Trust’s custodian, transfer agent, dividend disbursing agent and fund accountant;

g.               fees of pricing, interest, dividend, credit and other reporting services;

h.              costs of membership in trade associations;

i.                  telecommunications expenses;

j.                 funds transmission expenses;

k.              auditing, legal and compliance expenses;

l.                  costs of forming the Trust and maintaining its existence;

m.          to the extent permitted by the 1940 Act, costs of preparing and printing the Prospectuses, subscription application forms and shareholder reports and delivering them to existing shareholders;

n.              expenses of meetings of shareholders and proxy solicitations therefore;

o.              costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of shares of the Trust and of preparing tax returns;

p.              costs of reproduction, stationery and supplies;

q.              fees and expenses of the Trust’s Trustees;

r.                 compensation of the Trust’s officers and employees who are not employees of the Manager or their respective affiliated persons and costs of other personnel (who may be employees of the Manager or their respective affiliated persons) performing services for the Trust;

s.                costs of Trustee meetings;

t.                 SEC registration fees and related expenses;

u.              state or foreign securities laws registration fees and related expenses; and

v.              all fees and expenses paid by the Trust in accordance with any distribution plan adopted pursuant to Rule 12b-l under the 1940 Act or under any shareholder service plan or agreement.

3.                                     OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers, and employees of the Trust may be a shareholder, director, officer, or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Trust.  It is also understood that the Manager and any person controlled by or under common control with the Manager have and may have advisory, management, service, or other contracts with other organizations and persons, and may have other interests and business.

4.                                     COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.

The Trust will pay to the Manager as compensation for the Manager’s services rendered, for the facilities furnished and for the expenses borne by the Manager pursuant to this Contract, fees computed and paid monthly at the following annual rates of a Fund’s average net asset value: Schroder Emerging Markets Small Cap Fund — 1.25% and Schroder Short Duration Bond Fund — 0.29%.

Such average net asset value shall be determined by taking an average of all of the determinations of such net asset value during such month at the close of business on each business day during such month in which this

Contract is in effect.  Such fees shall be payable monthly in arrears on the first day of each fiscal month for services performed hereunder during the prior fiscal month and shall commence accruing as of the date of the initial issuance of shares of each Fund to the public.

In the event that expenses of any Fund for any fiscal year should exceed the expense limitation on investment company expenses imposed by any statute or regulatory authority of any jurisdiction in which shares of that Fund are qualified for offer or sale, the compensation due the Manager for such fiscal year shall be reduced by the amount of such excess by a reduction or refund thereof.  In the event that the expenses of any Fund exceed any expense limitation which the Manager may, by written notice to the Trust, voluntarily declare to be effective subject to such terms and conditions as the Manager may prescribe in such notice, the compensation due the Manager shall be reduced, and, if necessary, the Manager shall assume expenses of that Fund, to the extent required by such expense limitation.

If the Manager shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

In the event that this Contract is terminated, the Manager shall be reimbursed for reasonable charges and disbursements associated with promptly transferring to its successor as designated by the Trust the original or copies of all accounts and records maintained by the Manager under this Contract, and cooperating with, and providing reasonable assistance to its successor in the establishment of the accounts and records necessary to carry out the successor’s or other person’s responsibilities.

Notwithstanding anything in this Contract to the contrary, the Manager and its affiliated persons may receive compensation or reimbursement from the Trust with respect to (i) the provision of services on behalf of any Fund in accordance with any distribution plan adopted by the Trust pursuant to Rule 12b-l under the 1940 Act, and (ii) the provision of shareholder support or other services, including fund accounting services.

5.                                     ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended with respect to a Fund unless such amendment is approved at a meeting by the affirmative vote of a majority of the outstanding shares of the affected Fund, and by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager.

6.                                     EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

(a)                                 This Contract shall become effective with respect to a Fund immediately upon its approval by the affirmative vote of a majority of the outstanding shares of that Fund.

(b)                                 This Contract shall remain in effect with respect to each Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive twelve-month periods (computed from each anniversary date of the approval) with respect to such Fund; provided that such continuance is specifically approved at least annually (i) by the Trustees or (ii) by the affirmative vote of a majority of the outstanding shares of that Fund, and, in either case, by a majority of the Trustees who are not parties to this Contract or interested persons of any such party (other than as Trustees of the Trust); provided further, however, that if this Contract or the continuation of this Contract is not approved as to a Fund, the Manager may continue to render to that Fund the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

(c)                                  This Contract may be terminated with respect to a Fund at any time (i) by the Trustees or by the affirmative vote of a majority of the outstanding shares of that Fund on 60 days’ written notice to the Manager or (ii) by the Manager on 60 days’ written notice to the Trust.  This Contract shall terminate automatically upon its assignment, as provided in Section 5.

Termination of this Contact pursuant to this Section 6 will be without the payment of any penalty.

7.                                     CERTAIN DEFINITIONS.

For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares” of a Fund means the affirmative vote, at a duly called and held meeting of such shareholders, (a) of the holders of 67% or more of the shares of that Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of that Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of that Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “affiliated person”, “control”, “interested person”, and “assignment” shall have their respective meanings defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; the term “specifically approve at least annually” shall be construed in a manner consistent with the 1940 Act, and the rules and regulations thereunder; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

8.                                     NON-LIABILITY OF MANAGER.

(a)                                 In the absence of willful misfeasance, bad faith, or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder.

(b)                                 The Manager may rely upon the advice of the Trust or of counsel, who may be counsel for the Trust or counsel for the Manager, and upon statements of accountants, brokers and other persons believed by it in good faith to be expert in the matters upon which they are consulted, and the Manager shall not be liable to anyone for any actions taken in good faith upon such statements.

(c)                                  The Manager may act upon any oral instruction which it receives and which it believes in good faith was transmitted by the person or persons authorized by the Board of the Trust to give such oral instruction. The Manager shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction.

(d)                                 The Manager shall not be liable for any action taken in good faith reliance upon any written instruction or certified copy of any resolution of the Board of Trustees of the Trust, and the Manager may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by the Manager to have been validly executed.

(e)                                  The Manager may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper document believed by it to be genuine and to have been signed or presented by the Trust or other proper party or parties.

9.                                     NOTICE.

Any notice or other communication required to be given pursuant to this Contract shall be in writing and sent by first-class mail or facsimile transmission, and shall be effective upon receipt.  Notices and communications shall be given, if to the Trust, at:

Schroder Series Trust

1 Freedom Valley Drive

Oaks, Pennsylvania 19456

Attention:  Legal Department

and if to the Manager, at:

Schroder Investment Management North America Inc.

875 Third Avenue, 22nd Floor

New York, New York 10022

Attention:  Legal Department

10.                              MISCELLANEOUS.

(a)                                 This Contract shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

(b)                                 Exclusive jurisdiction over any action, suit, or proceeding under, arising out of, or relating to this Contract shall lie in the federal and state courts within The Commonwealth of Massachusetts, and each party hereby waives any objection it may have at any time to the laying of venue of any such proceedings brought in any such courts, waives any claim that such proceedings have been brought in an inconvenient forum, and further waives the right to object, with respect to such proceedings, that any such court does not have jurisdiction over that party.

(c)                                  If any part, term or provision of this Contract is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Contract did not contain the particular part, term or provision held to be illegal or invalid.

(d)                                 No person other than the Funds and the Manager is a party to this Contract or shall be entitled to any right or benefit arising under or in respect of this Contract; there are no third-party beneficiaries of this Contract.  Without limiting the generality of the foregoing, nothing in this Contract is intended to, or shall be read to, (i) create in any person other than the Fund in question (including without limitation any shareholder in any Fund) any direct, indirect, derivative, or other rights against the Manager, or (ii) create or give rise to any duty or obligation on the part of the Manager (including without limitation any fiduciary duty) to any person other than the Funds, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

(e)                                  Section headings in this Contract are included for convenience only and are not to be used to construe or interpret this Contract.

(f)                                   This Contract may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

11.                              LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders of the Trust but are binding only upon the assets and property of the Trust.

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IN WITNESS WHEREOF, SCHRODER SERIES TRUST and SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC. have each caused this instrument to be signed as of the date first set forth above.

SCHRODER SERIES TRUST
on behalf of Schroder Emerging Markets Small Cap Fund and Schroder Short Duration Bond Fund

By:	/s/ Mark A. Hemenetz
Name:	Mark A. Hemenetz
Title:	Authorized Signatory

SCHRODER INVESTMENT MANAGEMENT NORTH AMERICA INC.

By:	/s/ William P. Sauer
Name:	William P. Sauer
Title:	Authorized Signatory

By:	/s/ Catherine A. Mazza
Name:	Catherine A. Mazza
Title:	Authorized Signatory

[Signature page to Schroder Emerging Markets Small Cap Fund and

Schroder Short Duration Bond Fund Amended & Restated Management Contract]